Exhibit 99.1

Envestnet Reports Unaudited Fourth Quarter and Full Year 2012 Financial Results;

Announces Engagement of New Audit Firm

Chicago, IL – February 14, 2013 – Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to investment advisors, today reported financial results for its fourth quarter and full year ended December 31, 2012.

Key Financial Metrics	Fourth Quarter		%	Full Year		%
(in millions except per share data)	2012	2011	Change	2012	2011	Change
Revenues from AUM/A	$34.7	$24.6	41%	$127.2	$99.2	28%
Total Revenues	$44.4	$30.5	45%	$157.3	$123.2	28%
Adjusted Revenues(1)	$44.6	$30.5	46%	$158.5	$123.2	29%
Adjusted EBITDA(1)	$7.2	$6.5	11%	$24.0	$27.4	-13%
Adjusted Net Income per Share(1)	$0.10	$0.11	-9%	$0.32	$0.42	-24%

Financial Results for the Fourth Quarter of 2012 Compared to the Fourth Quarter of 2011:

•

Revenues from assets under management (AUM) or assets under administration (AUA) increased 41% to $34.7 million for the fourth quarter of 2012 from $24.6 million for the fourth quarter of 2011; total revenues, which include licensing and professional services fees, increased 45% to $44.4 million for the fourth quarter of 2012 from $30.5 million for the fourth quarter of 2011.

•

Adjusted revenues, which exclude the effect of purchase accounting on the fair value of acquired deferred revenue, increased 46% to $44.6 million for the fourth quarter of 2012 from $30.5 million for the fourth quarter of 2011.

•	Net income was $0.8 million, or $0.02 per diluted share, for the fourth quarter of 2012 compared to $1.8 million, or $0.06 per diluted share, for the fourth quarter of 2011.

•	Adjusted EBITDA(1) was $7.2 million for the fourth quarter of 2012 compared to $6.5 million for the fourth quarter of 2011.

•	Adjusted Net Income(1) was $3.3 million, or $0.10 per diluted share, for the fourth quarter of 2012 compared to $3.5 million, or $0.11 per diluted share, for the fourth quarter of 2011.

Financial Results for Full Year 2012 Compared to Full Year 2011:

•

Revenues from AUM or AUA increased 28% to $127.2 million for 2012 from $99.2 million for 2011; total revenues, which include licensing and professional services fees, increased 28% to $157.3 million for 2012 from $123.2 million for 2011.

•	Adjusted revenues, which exclude the effect of purchase accounting on the fair value of acquired deferred revenue, increased 29% to $158.5 million for 2012 from $123.2 million for 2011.

•	Net income was $1.4 million, or $0.04 per diluted share, for 2012 compared to $7.6 million, or $0.23 per diluted share, for 2011.

•

Adjusted EBITDA(1) was $24.0 million for 2012 compared to $27.4 million for 2011. Adjusted EBITDA increased throughout 2012, having grown 42% from $5.1 million in the first quarter to $7.2 million in the fourth quarter, ending the year at a $28.9 million annual run rate.

•	Adjusted Net Income(1) was $10.6 million, or $0.32 per diluted share, for 2012 compared to $13.8 million, or $0.42 per diluted share, for 2011.

“During 2012, we successfully delivered on our organic growth and acquisition plans, growing adjusted revenue by 29 percent year over year,” said Jud Bergman, Chairman and CEO of Envestnet. “Our advisor base grew by 16 percent and accounts grew by 32 percent, demonstrating our ability to both add advisors to our platform, and more importantly deepen our relationship with them. This is strong evidence of Envestnet’s leadership role in empowering advisors to transform wealth management to a transparent, conflict-free and fully-aligned standard of care for investors.”

“We unify and simplify the wealth management process for advisors, empowering them to achieve higher standards in portfolio and practice management. As we empower advisors to deliver better results for their clients, we believe Envestnet is well-positioned to deliver substantial revenue growth and margin expansion in 2013,” concluded Mr. Bergman.

Key Operating Metrics as of and for the Quarter Ended December 31, 2012:

•	AUM/A of $98.3 billion, up 40% from December 31, 2011

•	Accounts (AUM/A only) of 449,478, up 32% from December 31, 2011

•	Advisors (AUM/A only) served totaled 16,085, up 16% from December 31, 2011

•	Gross sales of AUM/A of $9.7 billion, resulting in net flows of $4.2 billion

The following tables summarize the changes in AUM and AUA for the quarter and year ended December 31, 2012:

In Millions Except Account Data	9/30/12	Gross Sales	Redemp- tions	Net Flows	Market Impact	12/31/12
Assets under Management (AUM)	$29,232	$3,319	$(1,908)	$1,411	$327	$30,970
Assets under Administration (AUA)	64,229	6,336	(3,565)	2,771	368	67,368

Total AUM/A	$93,461	$9,655	$(5,473)	$4,182	$695	$98,338

Fee-Based Accounts	427,112	43,532	(21,166)	22,366		449,478

During the fourth quarter, the Company added $1.5 billion of conversions included in the above AUM/A gross sales figures, and an additional $7.9 billion of conversions in Licensing.

In Millions Except Account Data	12/31/11	Gross Sales	Redemp- tions	Net Flows	Market Impact	12/31/12
Assets under Management (AUM)	$22,936	$12,487	$(6,850)	$5,637	$2,397	$30,970
Assets under Administration (AUA)	47,148	28,381	(12,520)	15,861	4,359	67,368

Total AUM/A	$70,084	$40,868	$(19,370)	$21,498	$6,756	$98,338

Fee-Based Accounts	340,674	191,551	(82,747)	108,804		449,478

During 2012, the Company added $10.4 billion of conversions included in the above AUM/A gross sales figures, and an additional $13.2 billion of conversions in Licensing.

Review of Fourth Quarter Financial Results

Adjusted revenues increased 46% to $44.6 million for the fourth quarter of 2012 from $30.5 million for the fourth quarter of 2011. The increase was primarily due to a 41% increase in revenues from AUM or AUA to $34.7 million from $24.6 million in the prior year period, as well as higher licensing and professional services revenues related to the acquisitions of Tamarac Inc. and Prima Capital Holding, Inc., both of which closed during the second quarter of 2012.

Total operating expenses in the fourth quarter of 2012 increased 52% to $42.7 million from $28.1 million in the prior year period. Cost of revenues increased 54% to $16.0 million in the fourth quarter of 2012 from $10.4 million in the fourth quarter of 2011 due to the increase in revenue from AUM or AUA and additional cost from acquired businesses. Compensation and benefits increased 59% to $15.2 million in the fourth quarter of 2012 from $9.6 million in the prior year period due to higher personnel cost from completed acquisitions, as well as higher stock-based compensation expense. General and administration expenses increased 34% to $8.1 million in the fourth quarter of 2012 from $6.0 million in the prior year period, primarily due to transaction costs related to the completed acquisitions, and ongoing expense from the acquired companies.

Income from operations was $1.7 million for the fourth quarter of 2012 compared to $2.4 million for the fourth quarter of 2011. Net income was $0.8 million, or $0.02 per diluted share, for the fourth quarter of 2012 compared to $1.8 million, or $0.06 per diluted share, for the fourth quarter of 2011. Adjusted EBITDA(1) in the fourth quarter of 2012 was $7.2 million, compared to $6.5 million in the prior year period. Adjusted Net Income(1) was $3.3 million, compared to $3.5 million in the fourth quarter of 2011. Adjusted Net Income Per Share(1) was $0.10 per diluted share, compared to $0.11 per diluted share in the fourth quarter of 2011.

Change in Independent Registered Public Accounting Firm

In a Form 8-K filed today with the Securities and Exchange Commission (“Commission”), the Company reported that its Audit Committee terminated McGladrey LLP (“McGladrey”) and appointed KPMG (“KPMG”) as its independent registered public accounting firm. The Audit Committee reached this decision after it was determined that certain non-audit tax services provided by McGladrey to Envestnet may be inconsistent with the Commission’s rules on auditor independence. As a result, KPMG will perform the Company’s 2012 audit, as well as a re-audit of the company’s 2011 financial statements, to ensure independent audit opinions are provided on the Company’s financial statements.

Envestnet’s Audit Committee and management believe that the financial statements contained in this press release and Envestnet’s previous SEC filings fairly present, in all material respects, the financial condition and results of operations of Envestnet as of and for the periods presented and may continue to be relied upon. Nevertheless, in light of the requirements of federal securities laws and regulations and because the purpose of the auditor independence rules is to provide investors with confidence that audits of public companies are carried out objectively and impartially by the independent accounting firms, it has been determined that Envestnet’s investors will receive a meaningful benefit from the reassurance that will be provided by having Envestnet’s financial statements for the year ended December 31, 2011 re-audited by a new independent accountant. Consequently, Envestnet’s Audit Committee has engaged KPMG, as Envestnet’s new independent registered public accountants, to re-audit Envestnet’s financial statements for the year ended December 31, 2011 and to re-review Envestnet’s quarterly financial information that will be contained in Envestnet’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”). Envestnet is working with KPMG to complete the necessary audit work as quickly as reasonably practicable. It is unlikely, however, that the audit for the year ended December 31, 2012 and the re-audit for the year ended December 31, 2011 will be completed on or before March 18, 2013, the date by which the 2012 Form 10-K must be filed with the SEC.

The Company’s financial results presented in this press release have not yet been reviewed or audited by KPMG. Consequently, the financial results contained in this press release are subject to any adjustments that may result from the completion of the audit process which may be material. Furthermore, there can be no assurance that KPMG will not reach conclusions regarding the application of accounting standards, management estimates or other factors affecting our financial statements that are different from the Company’s management in connection with their audit process, or that these conclusions will not require adjustments to our prior financial results.

Conference Call

The Company will host a conference call to discuss fourth quarter 2012 financial results today at 5:00 p.m. ET. The live webcast can be accessed from the Company’s investor relations website at http://ir.envestnet.com/. The conference call can also be accessed live over the phone by dialing (877) 681-3374, or (719) 325-4910 for international callers. A replay will be available beginning one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176, or (858) 384-5517 for international callers; the conference ID is 3797447. The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and simplify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, conflict-free and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac provides leading rebalancing, reporting and practice management software. For more information on Envestnet, please visit www.envestnet.com.

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue. Under U.S. GAAP, we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired. Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before deferred revenue fair value adjustment, interest income, interest expense, income tax provision, depreciation and amortization, non-cash stock-based compensation expense, gain on investments, other income, restructuring charges and transaction costs, severance, customer inducement costs, and litigation related expense.

“Adjusted net income” represents net income before deferred revenue fair value adjustment, non-cash stock-based compensation expense, restructuring expense and transaction costs, severance, amortization of acquired intangibles, customer inducement costs, imputed interest expense and litigation related expense. Reconciling items are tax effected using the income tax rates in effect on the applicable date.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for revenues or net income determined in accordance with United States generally accepted accounting principles (GAAP).

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements. Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of audit or re-audit, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of February 14, 2013 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940

Envestnet, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share information)

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$29,983	$64,909
Fees receivable	9,000	9,644
Deferred tax assets, net	682	192
Prepaid expenses and other current assets	2,502	4,040

Total current assets	42,167	78,785

Property and equipment, net	11,791	11,091
Internally developed software, net	4,324	3,524
Intangible assets, net	27,150	12,225
Goodwill	66,152	22,223
Deferred tax assets, net	7,218	6,692
Other non-current assets	3,535	3,162

Total assets	$162,337	$137,702

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$20,507	$14,919
Accounts payable	3,156	1,974
Note payable	—	171
Deferred revenue	5,768	79

Total current liabilities	29,431	17,143

Deferred rent liability	2,195	1,414
Lease incentive liability	3,886	2,933
Other non-current liabilities	753	573

Total liabilities	36,265	22,063

Stockholders’ equity	126,072	115,639

Total liabilities and stockholders’ equity	$162,337	$137,702

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Assets under management or administration	$34,715	$24,567	$127,213	$99,236
Licensing and professional services	9,664	5,975	30,053	23,942

Total revenues	44,379	30,542	157,266	123,178

Operating expenses:
Cost of revenues	15,956	10,357	56,119	42,831
Compensation and benefits	15,247	9,612	55,278	40,305
General and administration	8,075	6,047	30,617	21,856
Depreciation and amortization	3,384	1,700	12,400	6,376
Restructuring charges	—	381	115	434

Total operating expenses	42,662	28,097	154,529	111,802

Income from operations	1,717	2,445	2,737	11,376

Other income (expense):
Interest income	3	12	29	77
Interest expense	—	(165)	(3)	(786)
Other income	—	—	—	1,100
Other expense	—	(1,183)	—	(1,183)
Loss on investments	—	—	—	(4)

Total other income (expense)	3	(1,336)	26	(796)

Income before income tax provision (benefit)	1,720	1,109	2,763	10,580

Income tax provision (benefit)	943	(720)	1,363	2,975

Net income	$777	$1,829	$1,400	$7,605

Net income per share:
Basic	$0.02	$0.06	$0.04	$0.24

Diluted	$0.02	$0.06	$0.04	$0.23

Weighted average common shares outstanding:
Basic	32,338,488	31,803,862	32,162,672	31,643,390

Diluted	33,843,464	32,539,215	33,386,161	32,863,834

Envestnet, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Twelve Months Ended
	December 31,
	2012	2011
OPERATING ACTIVITIES:
Net income	$1,400	$7,605
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,400	6,376
Amortization of customer inducements	—	4,568
Deferred rent and lease incentive	1,389	332
Loss on investments	—	4
Write-off of customer inducemenet asset	—	174
Contract settlement charges	—	1,183
Deferred income taxes	(664)	2,162
Stock-based compensation	4,342	3,062
Interest expense	3	786
Changes in operating assets and liabilities:
Fees receivable	1,205	1,940
Prepaid expenses and other current assets	3,518	(1,988)
Customer inducements, net	—	(1,000)
Other non-current assets	(188)	(1,006)
Accrued expenses	3,406	802
Accounts payable	1,182	267
Deferred revenue	1,028	(507)
Other non-current liabilities	180	(39)

Net cash provided by operating activities	29,201	24,721

INVESTING ACTIVITIES:
Purchase of property and equipment	(4,838)	(4,798)
Capitalization of internally developed software	(2,350)	(1,482)
Repayment of notes payable	(174)	(162)
Proceeds from investments	7	28
Goodwill—working capital settlement	889	—
Acquisition of businesses, net	(62,352)	(23,719)

Net cash used in investing activities	(68,818)	(30,133)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,069	2,747
Issuance of restricted stock	2,759	—
Purchase of treasury stock	(137)	(94)

Net cash provided by financing activities	4,691	2,653

DECREASE IN CASH AND CASH EQUIVALENTS	(34,926)	(2,759)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	64,909	67,668

CASH AND CASH EQUIVALENTS, END OF PERIOD	$29,983	$64,909

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share information, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue	$44,379	$30,542	$157,266	$123,178
Deferred revenue fair value adjustment	230	—	1,248	—

Adjusted revenues	$44,609	$30,542	$158,514	$123,178

Net income	$777	$1,829	$1,400	$7,605
Deferred revenue fair value adjustment	230	—	1,248	—
Interest income	(3)	(12)	(29)	(77)
Interest expense	—	165	3	786
Income tax provision (benefit)	943	(720)	1,363	2,975
Depreciation and amortization	3,384	1,700	12,400	6,376
Stock-based compensation expense	1,217	703	4,342	3,062
Restructuring charges and transaction costs	506	689	2,718	1,054
Severance	49	25	278	698
Litigation related expense	115	13	265	128
Loss on investments	—	—	—	4
Impairment of customer inducement asset	—	—	—	174
Contract settlement charges	—	1,183	—	1,183
Other income	—	—	—	(1,100)
Customer inducement costs	—	948	—	4,568

Adjusted EBITDA	$7,218	$6,523	$23,988	$27,436

Net income	$777	$1,829	$1,400	$7,605
Deferred revenue fair value adjustment	137	—	746	—
Stock-based compensation expense	729	420	2,597	1,831
Restructuring charges and transaction costs	486	412	1,810	630
Severance	29	15	166	417
Amortization of acquired intangibles	1,053	176	3,687	559
Litigation related expense	69	8	158	77
Customer inducement costs	—	567	—	2,732
Contract settlement charges	—	1,183	—	1,183
Contract settlement—reversal of deferred taxes	—	(1,187)	—	(1,187)
Impairment of customer inducement asset	—	—	—	104
Other income	—	—	—	(658)
Imputed interest expense	—	97	—	461

Adjusted net income	$3,280	$3,520	$10,564	$13,754

Diluted number of weighted-average shares outstanding	33,843,464	32,539,215	33,386,161	32,863,834

Adjusted net income per share	$0.10	$0.11	$0.32	$0.42

Note: Adjustments to net income, excluding $459 of non-deductible transaction costs in 2012, are tax-effected using an income tax rate of 40.2% for 2012 and 2011, respectively.

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except account and advisor data; unaudited)

	As of
	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Platform Assets
Assets Under Management (AUM)	$22,936	$26,084	$26,758	$29,232	$30,970
Assets Under Administration (AUA)	47,148	54,336	60,511	64,229	67,368

Subtotal AUM/A	70,084	80,420	87,269	93,461	98,338
Licensing	69,514	76,235	229,268	254,256	269,729

Total Platform Assets	$139,598	$156,655	$316,537	$347,717	$368,067

Platform Accounts
AUM	124,636	134,294	141,695	148,920	156,327
AUA	216,038	229,942	274,322	278,192	293,151

Subtotal AUM/A	340,674	364,236	416,017	427,112	449,478
Licensing	588,038	588,936	1,138,233	1,170,978	1,228,016

Total Platform Accounts	928,712	953,172	1,554,250	1,598,090	1,677,494

Advisors
AUM/A	13,887	14,386	15,045	15,735	16,085
Licensing	5,709	5,351	6,758	6,878	6,941

Total Advisors	19,596	19,737	21,803	22,613	23,026

Note: Licensing metrics include Envestnet | Tamarac, which added approximately $149 billion in assets, 550,000 accounts and 1,700 advisors as of May 1, 2012.